EXHIBIT 4.2

€500,000,000 ADDITIONAL FACILITY AS ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:
The persons listed in Schedule 1 to this Additional Facility AS Accession Agreement (the Additional Facility AS Lenders) such defined term to include any lender which becomes a New Lender in respect of Facility AS, by the execution by the Facility Agent of a Novation Certificate.

Date: 13 October 2017
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V.) - €1,072,000,000 Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Additional Facility AS Accession Agreement:
Facility AS means the €500,000,000 term loan facility made available under this Additional Facility AS Accession Agreement.
Facility AS Advance means each Euro denominated advance made to UPC Broadband by the Additional Facility AS Lenders under Facility AS.
Facility AS Commitment means, in relation to an Additional Facility AS Lender, the amount in Euro set opposite its name under the heading “Facility AS Commitment” in Schedule 1 (Additional Facility AS Lenders and Commitments) of this Additional Facility AS Accession Agreement and any such Facility AS Commitment transferred to it or assumed by it under the Credit Agreement, in each case, to the extent not cancelled, reduced or transferred by it under the Credit Agreement.
Fee Letter means the fee letter dated 9 October 2017 between UPC Financing, UPC Broadband and certain Mandated Lead Arrangers (as defined therein).
Liberty Global Reference Agreement means any or all of (i) the credit agreement dated 1 August 2007 between, among others, Telenet NV as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 7 June 2013 between (among others) Virgin Media Investment Holdings Limited as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (vi) the indenture dated 23 December 2015 in respect of the €420,000,000 4.625% senior secured notes due 2026 issued by Unitymedia Hessen GMBH & Co KG and Unitymedia NRW GmbH; (vii) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated 16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) to this Additional Facility AS Accession Agreement; (viii) the facilities agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company; (ix) the indenture dated 23 September 2016 in respect of the $2,000,000,000 5.5% senior secured notes due 2027 and the €775,000,000 4.25% senior secured notes due 2027 issued by Ziggo Secured Finance B.V.; (x) the indenture dated 1 February 2017 in respect of the £675,000,000 5% senior secured notes due 2027 to be issued by Virgin Media Secured Finance PLC; (xi) the indenture dated 21 June 2017 in respect of the €635,000,000 3⅞% senior notes due 2029 issued by UPC Holding B.V.; (xii) the credit agreement dated 19 June 2017 between (among others) Unitymedia Hessen GmbH & Co. KG as borrower and The Bank of Nova Scotia as facility agent and (xiii) the indenture dated 16 August 2017 in respect of the $700,000,000 6.875% senior notes due in 2027 issued by C&W Senior Financing Designated Activity Company (in each case as amended from time to time up to the date of this Additional Facility AS Accession Agreement).
Majority Additional Facility AS Lenders means Additional Facility AS Lenders, the aggregate of whose Facility AS Commitments exceed 50 per cent. of the Total Additional Facility AS Commitments.
Novation Certificate means a novation certificate substantially in the form set out in Schedule 3 (Novation Certificate) to this Additional Facility AS Accession Agreement.
Total Additional Facility AS Commitment means, at any time, the aggregate of the Facility AS Commitments.

2.
Unless otherwise defined in this Additional Facility AS Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AS Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Additional Facility AS Accession Agreement as though they were set out in full in this Additional Facility AS Accession Agreement.

3.	We refer to Clause 2.3 (Additional Facilities) of the Credit Agreement.

4.
This Additional Facility AS Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AS Lenders that it has received the documents and evidence set out in Schedule 2 (Conditions Precedent) to this Additional Facility AS Accession Agreement, in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional Facility AS Lenders (the Effective Date).

5.	We, the Additional Facility AS Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.3 (Additional Facilities) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Lender in accordance with Clause 29.3 (Transfers by the Lenders) of the Credit Agreement.

6.
The Additional Facility Commitment in relation to an Additional Facility AS Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AS Commitment.

7.	Any interest due in relation to Facility AS will be payable on the last day of each Interest Period and otherwise in accordance with Clause 11 (Interest) of the Credit Agreement.

8.
The Additional Facility Availability Period for Facility AS shall be the period from and including the Effective Date up to and including the date falling 45 Business Days after the Effective Date. At the end of the Additional Facility Availability Period for Facility AS, the Available Commitments in respect of Facility AS shall automatically be cancelled and the Available Commitments in respect of Facility AS for each Additional Facility AS Lender shall automatically be reduced to zero.

9.	Facility AS may be drawn by up to three Advances and no more than three Requests may be made in respect of Facility AS under the Credit Agreement.

10.	The first Interest Period to apply to each Facility AS Advance will be a period equal to the period commencing on the applicable Utilisation Date and ending on 15 January 2018.

11.
Each Facility AS Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness and the payment of any fees and expenses in connection with Facility AS or other transactions related thereto.

12.	The Final Maturity Date in respect of Facility AS will be 15 October 2026. Any outstanding Advance under Facility AS shall be repaid in full on the Final Maturity Date.

13.	Each outstanding Facility AS Advance will be repaid in full on the Final Maturity Date.

14.	The Margin in relation to Facility AS is 2.75 per cent. per annum.

15.	The Borrower in relation to Facility AS is UPC Broadband.

16.	Facility AS is made available as a term loan.

17.
The interest rate for Facility AS will be calculated in accordance with Clause 11.1 (Interest rate) of the Credit Agreement, being the sum of EURIBOR and the applicable Margin. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that

EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below zero per cent., then EURIBOR will be deemed to be zero per cent.

18.	If on or prior to the date falling 6 months after the date of this Additional Facility AS Accession Agreement (but not otherwise) UPC Broadband:

(a)
makes any prepayment of Facility AS in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any member of the Borrower Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Borrower Group; or

(b)
effects any amendment of this Additional Facility AS Accession Agreement or the Credit Agreement, other than, for the avoidance of doubt, any amendments contemplated by Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) resulting in a Repricing Transaction,

UPC Broadband shall, in each case, pay to the Facility Agent, for the account of each applicable Additional Facility AS Lender,

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional Facility AS Lender’s Facility AS Advances which are prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the Facility AS Advances of each Additional Facility AS Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Additional Facility AS Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Additional Facility AS Accession Agreement and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Facility AS Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Facility AS Advances which has (or any amendment to this Additional Facility AS Accession Agreement or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the Facility AS Advances.

19.
(a)    Provided that any upsizing of Facility AS permitted under this paragraph will not breach any term of the Credit Agreement, Facility AS may be upsized by any amount, by the signing of one or more further Additional Facility AS Accession Agreements, that specify (along with the other terms specified therein) UPC Broadband as the sole Borrower and which specify Additional Facility AS Commitments denominated in Euro, to be drawn in Euro, with the same Final Maturity Date and Margin as specified in this Additional Facility AS Accession Agreement.

(b)
For the purposes of this paragraph 19 (unless otherwise specified), references to Additional Facility AS Lenders and Facility AS Advances shall include Lenders and Advances made under any such further and previous Additional Facility AS Accession Agreement.

(c)
Where any Facility AS Advance has not already been consolidated with any other Facility AS Advance, on the last day of any Interest Period for that unconsolidated Facility AS Advance, that unconsolidated Facility AS Advance will be consolidated with any other consolidated Facility AS Advance which has an Interest Period ending on the same day as that unconsolidated Facility AP Advance, and all such Facility AS Advances will then be treated as one Advance.

20.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement or any other Finance Document on or after the date of this Additional Facility AS Accession Agreement, each Additional Facility AS Lender hereby consents (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility consent (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) to any and all of the following:

(a)
any and all of the items set out in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AS Accession Agreement; and

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the changes envisaged in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and

Other Modifications) and/or Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AS Accession Agreement or to conform any Finance Document to Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AS Accession Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (vi) to (xi) (inclusive) and paragraph (xiii) and, in respect of the schedules in relation to covenants, events of default and definitions of the Liberty Global Reference Agreements referred to in paragraphs (iii), (v) and (xii) of that definition shall be limited to any amendment, waiver, consent or modification which is specifically referenced in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AS Accession Agreement), and, in each case, any consequential amendments, waivers, consents or modifications), and this Additional Facility AS Accession Agreement shall constitute each Additional Facility AS Lenders' irrevocable and unconditional written consent (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty) and the agreement of each Additional Facility AS Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and Related Funds that is a Lender under a Revolving Facility or a Hedge Counterparty provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consent or other modifications to the Finance Documents for the purposes of Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause in any other Finance Document relating to amendments of that Finance Document without any further action required on the part of any Party or any party to the Intercreditor Agreement.

21.
Each Additional Facility AS Lender hereby acknowledges and agrees (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility acknowledge and agree (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) that the Facility Agent and/or the Security Agent may, but shall not be required to, send to the Additional Facility AS Lenders any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 20 above and the Facility Agent and/or the Security Agent shall be authorised to consent on behalf of each Additional Facility AS Lender, as a Lender under one or more Additional Facilities and as a Hedge Counterparty under the Intercreditor Agreement, to any such proposed amendments set out under paragraph 20 above (and the Facility Agent and the Security Agent shall be authorized to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, or the Hedge Counterparties have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause relating to amendments in any other Finance Document.

22.
Each Additional Facility AS Lender hereby waives (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility waive (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Counterparties under the Intercreditor Agreement may be paid a fee in consideration of such Lenders' or Hedge Counterparties’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
UPC Broadband and UPC Financing agree and acknowledge that they will not seek any amendment or waiver, consent or other modification in relation to paragraphs 22 (Springing Financial Covenant) and 23 (Cure Provision) of Schedule 10 of this Additional Facility AS Accession Agreement unless the Composite Revolving Facility Instructing Group has consented to such amendment or waiver, consent or other modification.

24.
On each Utilisation Date in respect of Facility AS, each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor, that the representations and warranties set out in Clause 18 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 18.5 (Non-violation), 18.6 (Consents), 18.7 (No Default), 18.9 (Financial condition), 18.10 (Environmental), 18.11 (Security Interests), 18.12(b) (Litigation and insolvency proceedings), 18.13 (Tax liabilities), 18.14 (Ownership of assets), 18.16 (ERISA), 18.17 (United States Regulations), 18.18 (Anti-Terrorism Laws) and 18.20 (UPC Financing)) are true and correct in all material respects as if made at the first Utilisation Date in respect of Facility AS with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Additional Facility AS Accession Agreement.

25.	Each Additional Facility AS Lender confirms to each Finance Party that:

(a)	it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Documents; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

26.
Each of the Additional Facility AS Lenders agrees that without prejudice to Clause 29.4 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in the relevant Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form of Schedule 3 (Novation Certificate) to this Additional Facility AS Accession Agreement, bound by the terms of this Additional Facility AS Accession Agreement as if it were an original party hereto as an Additional Facility AS Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AS Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AS Accession Agreement as an Additional Facility AS Lender.

27.
We, the Additional Facility AS Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Trustee is therefore irrevocably authorised in accordance with Clause 19.29(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than (i) any Security required to be granted under paragraph (b)(ii) of the definition of “80% Security Test” and (ii) any Security provided over any account in connection with a Borrower providing cash cover for a Documentary Credit or an Ancillary Facility pursuant to Clause 6.9(a) (Cash Cover by Borrower) and Clause 1.2(a)(iv) (Construction) of the Credit Agreement) is released.

28.
The Facility Office and address for notices of each Additional Facility AS Lender for the purposes of Clause 36.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AS Lender to the Facility Agent.

29.	This Additional Facility AS Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

30.
This Additional Facility AS Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AS Accession Agreement by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AS Accession Agreement.

SCHEDULE 1
ADDITIONAL FACILITY AS LENDERS AND COMMITMENTS

Additional Facility AS Lender	Facility AS Commitment (€)
The Bank of Nova Scotia	500,000,000
Total	500,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AS Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AS Accession Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) resolving that it execute the confirmation described at paragraph 4 below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AS Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4 below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AS Accession Agreement or the confirmation described in paragraph 4 below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AS Accession Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Additional Facility AS Accession Agreement or for the validity and enforceability of this Additional Facility AS Accession Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(a)
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 17 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Intercreditor Agreement) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AS and that such obligations shall be owed to each Finance Party including the Additional Facility AS Lenders.

(b)	A duly executed copy of the Fee Letter.

SCHEDULE 3
NOVATION CERTIFICATE

To:	The Bank of Nova Scotia as Facility Agent and UPC Broadband as Borrower

From:	[THE EXISTING LENDER] and [THE NEW LENDER]
Date:    [●]
UPC Broadband Holding B.V. - €1,072,000,000 Credit Agreement dated 16 January, 2004 (as amended, the Credit Agreement)
We refer to clause 29.4 (Procedure for novations) of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning in this Novation Certificate.

1.
We [●] (the Existing Lender) and [●] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender's rights and obligations referred to in the Schedule in accordance with clause 29.4 (Procedure for novations) of the Credit Agreement.

2.
We further refer to clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the [●], it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

3.	The Facility Office and address for notices of the New Lender for the purposes of clause 36.2 (Addresses for notices) of the Credit Agreement are set out in the Schedule.

4.	This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

5.	This Novation Certificate is governed by English law.

THE SCHEDULE
Rights and obligations to be novated
EXISTING LENDER
Existing Lender's Commitment under Additional Facility AS: [EUR €[•]]
Assignee: New Lender

[New Lender]
[Facility Office         Address for notices for administrative purposes
Address for notices for credit purposes]

[The Existing Lender], as the Existing Lender
By:

Name:

Title:

[The New Lender], as the New Lender
By:

Name:

Title:

UPC BROADBAND HOLDING B.V., as Obligors’ agent

By:

Name:

Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:

Name:

Title:

Date:

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (i) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.4(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE NOVATED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

SCHEDULE 4
[INTENTIONALLY LEFT BLANK]

SCHEDULE 5
[INTENTIONALLY LEFT BLANK]

SCHEDULE 6
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Transfers: amend Clause 29.3 (Transfers by Lenders) of the Credit Agreement to provide that the consent of UPC Broadband or a Borrower is not required for any assignment, transfer or novation by a Lender if an Event of Default is outstanding pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings) only (rather than if any Event of Default is outstanding).

2.
New RCF Maintenance Covenant: amend the Credit Agreement to provide that: amendments and waivers of Clauses 20.2 (Financial Ratio) to 20.4 (Cure provisions) and Clause 21.18 (Acceleration Following Financial Ratio Breach) shall only be made with the consent of UPC Broadband and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

SCHEDULE 7
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 7 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Permitted Financing Action: amend the Credit Agreement to:

(a)
provide that any Financial Indebtedness incurred pursuant to a Permitted Financing Action is “Permitted Financial Indebtedness”; any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Permitted Financing Action is a “Permitted Payment”; and

(b)	add a definition of “Permitted Financing Action” to the Credit Agreement as follows:
“Permitted Financing Action” means, to the extent that any incurrence of Financial Indebtedness is permitted under Clause 19.13 (Restrictions on Financial Indebtedness) of the Credit Agreement, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Financial Indebtedness in relation to the incurrence of that Financial Indebtedness.

2.
EBITDA: amend the definition of EBITDA under the Credit Agreement to provide that the amount of fees and related expenses in relation to any Intra-Group Services paid in a relevant Ratio Period to any Restricted Person can be added (at UPC Broadband’s option) to the operating income of the Borrower Group for that Ratio Period.

3.	Intra-Group Services: amend the definition of Intra-Group Services under the Credit Agreement to add the following language after the first proviso in parenthesis:

4.
“(or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, UPC Broadband or any Permitted Affiliate Parent has conclusively determined in good faith to be fair to that member of the Borrower Group)”.

5.	Management Fees/Parent:

(a)	delete the definition of Management Fees under the Credit Agreement and replace it with a definition as follows:

“Management Fees” means any management, consultancy, stewardship or other similar fees payable by any member of the Borrower Group to any Restricted Person, including any fees, charges and related expenses incurred by any Parent on behalf of and/or charged to any member of the Borrower Group.

(b)	add a definition of “Parent” to the Credit Agreement as follows:
“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which UPC Broadband or any Permitted Affiliate Parent is a Subsidiary (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off) and (iv) any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

6.
Post-Closing Reorganisation: amend the Credit Agreement to provide that (a) any Financial Indebtedness with Affiliates reasonably required to effect or consummate any Post-Closing Reorganisation is “Permitted Financial Indebtedness”, (b) any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Post-Closing Reorganisation is a “Permitted Payment” and (c) the definition of Holding Company Expenses shall include any fees and expenses payable by any Parent in connection with a Post-Closing Reorganisation, provided that “Parent” shall have the meaning given to it in paragraph 5(b) above.

7.	Permitted Payments: amend the definition of Permitted Payment to include the following limbs in addition to the existing “Permitted Payments”:

(a)
payments under commercial contracts entered into in the ordinary course of business between a member of the Borrower Group and a Restricted Person provided that such contracts are on arm’s-length terms or on a basis that senior management of that member of the Borrower Group reasonably believes allocates costs fairly;

(b)
any distributions (including by way of dividend) to a Parent consisting of cash, any equity interests, property or other assets of any member of the Borrower Group that is, in each case held by that member of the Borrower Group for the sole purpose of transferring such cash, equity interest, property or other assets to another member of the Borrower Group; and

(c)
payments to finance investments or other acquisitions by any Parent or any Affiliate of a Parent (other than a member of the Borrower Group ) which would otherwise be permitted to be made under Clause 19.12 (Acquisitions and mergers) or Clause 19.15 (Loans and guarantees) of the Credit Agreement if made by a member of the Borrower Group provided that: (i) such payments shall be made within 120 days of the closing of such investment or other acquisition, (ii) such Parent or Affiliate of a Parent shall prior to or promptly following the date of such payment, cause (A) all property acquired (whether assets or equity interests) to be contributed to a member of the Borrower Group or (B) the merger, amalgamation, consolidation or sale of the person formed or acquired into a member of the Borrower Group in a manner not prohibited by the Credit Agreement in order to consummate such investment or acquisition and (iii) such Parent or Affiliate of a Parent receives no consideration or other payment in connection with such transaction other than if such consideration or other payment from a member of the Borrower Group is otherwise a Permitted Payment.

8.	Permitted Financial Indebtedness:

(a)
amend the definition of Permitted Financial Indebtedness under the Credit Agreement to include, in addition to the existing “Permitted Financial Indebtedness” limbs, Financial Indebtedness incurred under borrowing facilities provided by a special purpose vehicle note issuer to a member of the Borrower Group in connection with the issuance of notes intended to be supported primarily by the payment obligations of any member of the Borrower Group in connection with any vendor financing platform otherwise permitted under the Credit Agreement; and

(b)
amend sub-paragraph (b)(xxii) of Clause 19.13 (Restrictions on Financial Indebtedness) such that any Financial Indebtedness incurred thereunder shall not be subject to a proviso that it is subject to the terms of the Intercreditor Agreement.

9.
Permitted Disposal: amend the definition of Permitted Disposal under the Credit Agreement to include in addition to the existing “Permitted Disposals” a disposal by any member of the Borrower Group of all or any of the Towers Assets and add a definition of “Towers Assets” to the Credit Agreement as follows:

“Towers Assets” means:

(a)
all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in UPC Broadband or any other member of the Borrower Group and include, without limitation, any and all towers under constructions;

(b)
all rights, title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land property on which such towers and tower sites referred to in paragraph (a) above have been constructed or erected or installed;

(c)	all current assets relating to the towers or tower sites referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(d)
all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(e)
all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above.

10.
Change in Accounting Principles: amend paragraph (c)(i) of Clause 19.4 (Change in Accounting Practices) of the Credit Agreement to provide that at the time of the notice from UPC Broadband to the Facility Agent that there have been one or more changes in any accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from UPC Broadband’s decision at any time to adopt GAAP or IFRS), UPC Broadband shall provide either (i) a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Clause 20.2 (Financial ratios) or (ii) a description of the changes and the adjustments that would be required to be made to that financial information in order to cause it to reflect the accounting policies, practices or procedures prior to such change and sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make a comparison between the financial positions indicated by that financial information and by the financial information required to be delivered under Clause 19.2 (Financial information) and to further provide that following the delivery of such notice, the Majority Lenders shall have the right to request, and following any such request UPC Broadband shall use commercially reasonable efforts to provide, the statement contemplated by sub-paragraph (i) above or the description contemplated by paragraph (ii) above, as applicable, relating to the financial information required to be delivered under Clause 19.2 (Financial information) for the most recently completed quarter.

11.	Relationship with Lenders: Amend Clause 29.10 (Register) of the Credit Agreement to provide that the Register shall be maintained on behalf of all of the Parties to the Credit Agreement.

12.	Repeating Representations: in Clause 18.23 (Times for making representations and warranties) of the Credit Agreement (i) exclude the representations and warranties at

Clauses 18.12(a) (Litigation and insolvency proceedings), 18.15 (Intellectual Property Rights), 18.21 (Investment Company Act) and 18.22 (Sanctions) such that they are not deemed to be made again by each relevant Obligor on the date of each Request, the first day of each Interest Period and on each Utilisation Date with reference to the facts and circumstances then existing; and (ii) delete the words “the first day of each Interest Period and”.

13.	Undertakings: amend the Credit Agreement in order that the undertakings set out at Clause 19.24 (Financial year end) are deleted.

14.
Second lien ranking debt: amend the Credit Agreement to provide that UPC Broadband may incur and secure Financial Indebtedness on a second lien ranking basis save that such Financial Indebtedness can be contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of UPC Broadband, the intercreditor that relates to the Liberty Global Reference Agreement referenced under paragraph (iv) of that definition or the intercreditor agreement most recently entered into by an Affiliate of UPC Broadband prior to the incurrence of such Financial Indebtedness which provides for second lien financing (as amended from time to time) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case).

15.
EBITDA: amend the definition of EBITDA to provide that it means, in relation to any Ratio Period, operating income (expense) plus, at UPC Broadband’s option (except with respect to paragraphs (a) and (b) of that definition), the limbs listed as add backs or deductions to that definition.

16.
Senior Secured Notes: amend the definition of Senior Secured Notes to delete paragraphs (a)(iii) and (a)(iv) and to add the following language at the end of paragraph (a)(i) “or where the incurrence of any Financial Indebtedness under such notes would otherwise be Permitted Financial Indebtedness (other than to the extent that such Financial Indebtedness is incurred by way of Senior Secured Notes pursuant to sub-paragraph (xxiii) of the definition of Permitted Financial Indebtedness)”.

17.
Permitted Security Interests: amend the definition of Permitted Security Interest to add at the end of paragraph (t)(i):  “or such Financial Indebtedness is otherwise Permitted Financial Indebtedness under paragraphs (ii) (as it relates to guarantees permitted under Clause 19.15(h) in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur EUR 1 of debt under paragraph (xxii) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxii), (xxiii) and (xxiv) of the definition of Permitted Financial Indebtedness and guarantees thereof”.

18.
Permitted Second Lien Security Interests: amend the limb of the definition of the Permitted Security Interest definition to provide that Financial Indebtedness may also be secured on a second lien ranking basis if it is Permitted Financial Indebtedness under paragraphs (ii) (as it relates to guarantees permitted under Clause 19.15(h) in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur EUR 1 of debt under paragraph (xxii) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxii), (xxiii) and (xxiv) of the definition of Permitted Financial Indebtedness and guarantees thereof or any Financial Indebtedness the proceeds of which are used to refinance any Financial Indebtedness secured on a second lien ranking basis by assets subject to the Security.

19.	Senior Unsecured Notes: amend the definition of Senior Unsecured Notes to delete paragraphs (a)(iii) and (a)(iv).

SCHEDULE 8
FIFTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Permitted Financial Indebtedness – Production Facilities: amend the definition of Permitted Financial Indebtedness to include Financial Indebtedness arising under (a) arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (b) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this sub-paragraph (b) does not exceed the greater of (i) €250 million and (ii) 3.0% of Total Assets at any time outstanding.

“Production Facilities” means any bilateral facilities provided by a lender to any member of the Borrower Group to finance a production.

2.
Accession Documents: amend Part 2 of Schedule 2 (Conditions Precedent Documents) and Clause 29.8(a)(v) (Additional Obligors) of the Credit Agreement in order that any member of the Borrower Group or any Permitted Affiliate Parent (as applicable) may accede to the Credit Agreement as an Additional Borrower or an Additional Guarantor under Clause 29.8 (Additional Obligors) without having to enter into Security Documents as required by the Facility Agent as a condition to such accession provided, for the avoidance of doubt, that such Security Documents will be entered into by the relevant acceding party within any original applicable grace period for such accession.

3.	Permitted Security Interests:

(a)	amend the definition of “Permitted Security Interest” to include in addition to the existing “Permitted Security Interests”:

(i)
Security Interests (1) over the segregated trust accounts set up to fund productions, (2) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (3) over assets relating to specific productions funded by Production Facilities; and

(ii)
Security Interests arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution.

(b)	delete paragraph (i) of the definition of “Permitted Security Interest” and replace it with the following:

“(i)
over or affecting any asset of any company which becomes a member of the Borrower Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Borrower Group (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Borrower Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

(c)	delete paragraph (m) of the definition of “Permitted Security Interests” and replace it with the following:

“(m)
any Security Interest over or affecting any asset acquired by a member of the Borrower Group after the date of this Agreement (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Borrower Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

4.
Holding Company Expenses: amend the definition of Holding Company Expenses under the Credit Agreement in order that this definition includes equivalent expenses incurred by a Subsidiary of a Parent to those expenses incurred by the Parent and set out at (a), (b) and (c) of that definition and to provide that general corporate overhead expenses including professional fees and expenses and other operational expenses related to the “stewardship” of any member of the Borrower Group including any “treasury transactions” are included within the definition of Holding Company Expenses.

5.	Permitted Credit Facility: amend the definition of Permitted Credit Facility under the Credit Agreement such that it also includes notes, bonds and debentures.

6.	Negative Pledge:

(a)	delete clause 19.8(a) in its entirety and replace it as follows:

“(a)
Each Obligor (other than UPC Broadband Holdco, any Permitted Affiliate Holdco and any Subsidiary of UPC Broadband Holdco or any Permitted Affiliate Holdco which is permitted to issue, and has issued, Holdco Debt) will not permit any Security Interest by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Borrower Group or any other person, other than:

(i)	Permitted Security Interests; or

(ii)
any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”

(b)	include a new clause 19.8(d) as follows:

“(d)
Any Security Interest created pursuant to the proviso described in Clause 19.8(a)(ii) securing of the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Agent are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).

7.
Senior Debt and Total Debt: amend the definitions of Senior Debt and Total Debt to exclude any Financial Indebtedness incurred under the Production Facilities to the extent that it is limited recourse to the assets funded by such facilities.

8.
Annualised EBITDA: amend the definition of Annualised EBITDA in Clause 20.1 (Financial definitions) of the Credit Agreement to provide that, at the option of UPC Broadband, Annualised EBITDA may be determined for any person or the Borrower Group (as applicable) based on the internal financial statements of the Reporting Entity available immediately preceding the date of determination of Annualised EBITDA or the financial statements of the Reporting Entity most recently made available under Clause 19.2(a) of the Credit Agreement.

9.
Solvent Liquidation: Amend Clause 28.4 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 19.30 (Internal Reorganisations).

10.	Financial Statements:

(a)
Amend the representation in sub-paragraph (b) of Clause 18.8 (Accounts) of the Credit Agreement to delete the parenthetical “(except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries)”;

(b)	Delete the definition of “Borrower Group Reconciliation” and replace it with the following:

“Borrower Group Reconciliation” means an unaudited schedule to any financial statements of the Reporting Entity delivered in accordance with Clause 19.2 (Financial Information), demonstrating the necessary adjustments that would need to be made to the financial statements of the Reporting Entity to derive financial information applicable to the Borrower Group prepared in accordance with the Relevant Accounting Principles.”; and

(c)	Delete paragraph (a)(vi) and paragraph (b)(i) of Clause 19.2 (Financial Information) and include a new paragraph (d) as follows:
“To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Borrower Group (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and any member of the Borrower Group), the Company shall provide to the Facility Agent, together with the financial statements delivered under paragraph (a) above, in sufficient copies for all the Lenders, the Borrower Group Reconciliation for the relevant Accounting Period (provided however, that to the extent the Borrower Group Reconciliation for the relevant Accounting Period is filed on the SEC’s website or UPC Broadband’s website, such Borrower Group Reconciliation shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders)”.

11.	Subordinated Obligations:

(a)
Amend paragraph (xxiv) of the definition of Permitted Financial Indebtedness such that it is a basket for the incurrence of Financial Indebtedness that constitutes Subordinated Obligations (as defined below) provided that (i) (other than in the case of a refinancing of other Subordinated Obligations in the same or a lesser principal amount) on the date of such incurrence and after giving effect thereto on a pro forma basis the Total Net Debt to Annualised EBITDA ratio would not be greater than 5.50:1 and (ii) such Financial Indebtedness is (x) unsecured or (y) secured on a junior ranking basis to the liabilities under the Facilities Agreement and, in each case which constitutes Second Lien Liabilities (under and as defined in the Intercreditor Agreement) or is contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of UPC Broadband:

(A)
the intercreditor agreement most recently entered into by an Affiliate of UPC Broadband prior to the incurrence of such Indebtedness which provides for second lien financing (as amended from time to time) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case);

(B)
an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case);

(C)
without prejudice to the rights of the Facility Agent to seek instructions from the Lenders, any other form of intercreditor agreement agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case) that does not adversely affect the rights of the Lenders in any material respect in each case, and, in each case, the Security Agent and the Facility Agent shall be authorized to enter into such intercreditor agreement without the consent of the Lenders.

(b)
Amend paragraph (bb) of the definition of Permitted Security Interest such that it is a basket for Security Interests to secure any Financial Indebtedness incurred under paragraph (xxiv) of the definition of Permitted Financial Indebtedness as referred to in paragraph (a) above and any guarantees thereof, provided that (i) such Security Interest ranks junior to the Security Interests securing the liabilities under the Credit Agreement and related guarantees, as applicable, and (ii) such Financial Indebtedness and any guarantees thereof constitute Second Lien Liabilities (under and as defined in the Intercreditor Agreement) or are contractually subordinated to the rights of the Lenders, on the terms of an intercreditor agreement as referred to in paragraph (a) above).

(c)	Amend the Credit Agreement to add a new definition of Subordinated Obligations as follows:
“Subordinated Obligation” means any Financial Indebtedness that is expressly subordinate or junior in right of payment to the liabilities under this Agreement pursuant to a written agreement.

(d)
Amend the definition of Senior Debt to also exclude Subordinated Obligations (to the extent such Subordinated Obligations constitute Permitted Financial Indebtedness and other than for the purposes of the calculation of Total Debt).

(e)
Amend Clause 2.3(g)(i) (Additional Facilities) of the Credit Agreement to include an additional requirement that Total Net Debt to Annualised EBITDA is equal to or less than 5.50:1 and to amend the proviso to paragraph (g) to provide that amounts incurred pursuant to sub-paragraph (iii) of that clause substantially concurrently with amounts incurred pursuant to sub-paragraph (i) of that clause will not count as Financial Indebtedness for the purposes of calculating Senior Net Debt and Total Net Debt.

12.
Non-Consenting Lenders: Remove the timing window of 90 days during which UPC Broadband may exercise its rights as set out in Clause 28.9(b) (Replacement of Lenders) such that UPC Broadband may exercise such rights at any time.

13.	Permitted Acquisitions

(a)	Amend limb (o) of the definition of “Permitted Acquisition” to include a 5% Total Assets grower and to be an annual basket;

(b)	Amend the definition of Permitted Acquisition to include in addition to the existing “Permitted Acquisitions”:

(i)
any purchase or acquisition of further share capital in any person in respect of which a member of the Bank Group owns less than a 50 per cent. interest in the share capital or equivalent of such person in the event that the deliverables set out in sub-paragraphs (A) and (B) of paragraph (b)(ii) of the definition of Permitted Joint Venture have previously been delivered to the Facility Agent in connection with the acquisition of any share capital in such person at any time; and

(ii)
any acquisition of tax losses pursuant to the Permitted Payment baskets contemplated by sub-paragraph (xxvii) of the definition of Permitted Payment or by paragraph 14(a) below of this Schedule 8 (Fifth amendments, waivers, consents and other modifications).

14.	Permitted Payments: amend the definition of Permitted Payment to include in addition to the existing “Permitted Payments”:

(a)
“payments in relation to any tax losses received by any member of the Borrower Group from any member of the Wider Group that is not a member of the Borrower Group provided that such payments shall only be made in relation to such tax losses in an amount equal to, in any financial year, the greater of €200 million and 2% of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year); and

(b)
any payment made in connection with any start-up financing or seed funding provided that any such payments shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

15.	Permitted Disposals:

(a)	amend limb (xii)(B) of the definition of Permitted Disposal to remove the requirement that the surrendering company receives fair market value for tax losses disposed to any member of the Wider Group;

(b)	amend limb (xxi) of the definition of Permitted Disposal to remove the proviso that replacement assets be secured; and

(c)
amend the definition of “Permitted Disposal” to include any disposal made in connection with any start-up financing or seed funding provided that any such disposals shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

16.
Permitted Loans: amend clause 19.15 (Loans and guarantees) of the Credit Agreement to include loans made in connection with any start-up financing or seed funding provided that any such loans shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

17.
“EBITDA”: Amend the definition of EBITDA to provide that it means, in relation to any Ratio Period, operating income (expense) plus, at UPC Broadband’s option (except with respect to paragraphs (a) and (b) of that definition), the limbs listed as add backs or deductions to that definition.

18.
“New Group”: amend the Finance Documents to include an ability to redefine the Borrower Group to include a Holding Company of UPC Broadband and that Holding Company’s Subsidiaries (other than the excluded subsidiaries) instead of UPC Broadband and its Subsidiaries (other than the excluded subsidiaries), provided that the manner in which any such redefinition of the Bank Group is effected is not materially prejudicial to the interests of the Lenders in the opinion of the Facility Agent (acting reasonably).

SCHEDULE 9
SIXTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 9 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Permitted Acquisition: add a new limb to the definition of Permitted Acquisition to allow:

(a)
the acquisition of shares or other interests representing a nominal or non-substantial part of the share capital of a company or other entity which is not a member of the Borrower Group, provided that such company or other entity is a Subsidiary of UPC Broadband Holdco.

(b)
the acquisition of shares or other interests in any company or other entity pursuant to a merger, demerger, partial demerger, contribution, spin off, distribution or similar transaction, provided that such transaction is permitted under the Finance Documents.

2.	Permitted Disposal: add a new limb to the definition of Permitted Disposal for:

(a)	the disposal of any entity, where the only material assets of such entity are assets that could themselves have been the subject of a Permitted Disposal; and

(b)	the disposal of any nominal or non-substantial shareholding as contemplated by the first Permitted Acquisition limb below.

(c)	Delete the existing Clause 19.11(b)(xxiv) (Disposals) and replace it with the following:
“disposals of assets where the aggregate fair market value does not exceed the greater of €200,000,000 and 3% of Total Assets in any financial year ((with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €200,000,000 and 3% of Total Assets of carried over amounts for any calendar year));”.

(d)
Amend the Permitted Disposal referred to at paragraph 15(c) of Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) to delete the reference to “€25,000,000” and to replace it with “€75,000,000”.

3.	Permitted Financial Indebtedness:

(a)	Amend the definition of “Permitted Financial Indebtedness” to include a new limb for borrowings, loans or deferred consideration made available by a vendor in connection with a Permitted Acquisition.

(b)	Amend Clause 19.13(b)(xxvii)(A) (Restrictions on Financial Indebtedness) to delete “€250,000,000” and to replace it with “€300,000,000”.

4.	Springing financial covenant:

(a)	Amend the covenant set out in Clause 20.2 (Financial Ratio) so that is reads as follows:

“(a)
Subject to Clause 21.5 (Cross default), in the event that on the last day of a Ratio Period the aggregate of the Outstandings under any Revolving Facility (other than Documentary Credits that are cash collateralised or undrawn) and any net indebtedness under each Ancillary Facility exceeds an amount equal to 33 ⅓ per cent. of the aggregate of the Revolving Facility Commitments and each Ancillary Facility Commitment, UPC Broadband shall procure that the ratio of Senior Net Debt to Annualised EBITDA on that day shall not exceed 4.75:1 unless otherwise agreed in writing by the Composite Revolving Facility Instructing Group and UPC Broadband.

(b)
If the financial covenant set out in paragraph (a) has been breached for a Ratio Period (the “First Measurement Period”) but is complied with when tested for the next Ratio Period (the “Second Measurement Period”), then, the prior breach of such financial covenant or any Event of Default arising therefrom shall not (or shall be deemed to not) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default unless the Facility Agent has taken any action under Clause 21.20 (Maintenance Covenant Revolving Facility Acceleration) before the delivery of the certificate referred to at Clause 19.2(a)(iii)(B) (Financial information) in respect of the Second Measurement Period (a “Second Test Period Deemed Cured”); provided that, if the financial covenant set out in paragraph (a) above is not required to be tested for the Second Measurement Period, it shall be so tested solely for the purpose of determining whether a Second Test Period Deemed Cure has occurred.”

5.	Obligors agent: amend Clause 2.7 (UPC Broadband as Obligors’ agent) to add a new paragraph (c) as follows:
“If (notwithstanding the fact that the guarantees granted under this Agreement are and the Security is, intended to guarantee and secure, respectively, all obligations arising under the Finance Documents), any guarantee or Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) amendment, variation, increase, extension or addition of or to any of the Finance Documents and/or any Facility or amount made available under any of the Finance Documents, each Obligor (other than UPC Broadband) expressly confirms that UPC Broadband as Obligors' agent is authorised to confirm such guarantee and/or Security on behalf of such Obligor.”

6.	Construction:

(a)
Amend Clause 1.2(a)(xiv) (Construction) to add the following additional limbs as alternatives for a Borrower “repaying” or “prepaying” a Documentary Credit or a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit under an Ancillary Facility (each, a “Relevant Documentary Credit”):

(i)
in the case of a Documentary Credit, a Borrower has made a payment under paragraph (b) of Clause 6.6 (Claims Under a Documentary Credit) in respect of that Documentary Credit or a Borrower has made a reimbursement in respect of that Documentary Credit under Clause 6.7

(Documentary Credit Indemnities) (but in each case only to the extent of such payment or reimbursement);

(ii)	the Relevant Documentary Credit (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(iii)
a bank or financial institution having a long term credit rating from any of Moody’s, Standard & Poor’s or Fitch at least equal to Baa3/BBB- (as applicable or its equivalent or such other rating as the Agent and the applicable L/C Bank or Ancillary Facility Lender (as the case may be) may agree), or by any other institution satisfactory to the applicable L/C Bank or Ancillary Facility Lender (as the case may be) (acting reasonably), having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Relevant Documentary Credit.

(b)	Add a new limb to Clause 1.2(h) (Construction) as follows:
“The knowledge or awareness or belief of any member of the Borrower Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Borrower Group at the relevant time.”

(c)	Add a new limb to Clause 1.2(i) (Construction) as follows:
“Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Facility Agent and such Lender, and any such exchange, continuation or rollover shall be deemed to comply with any requirement hereunder or under any other Finance Document that any payment be made “in US Dollars” (or any other relevant currency), “in immediately available funds”, “in cash” or any other similar requirements.”

7.	Amendments and waivers: amend Clause 28.2 (Exceptions) to include the following as a new Clause:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the UPC Broadband.”

8.
Interest Period: amend Clause 11.2(b) (Selection of Interest Periods) to provide that the applicable Interest Period for the first Advance under any Term Facility may be any other period of six months or less as agreed to by the Borrower and the Facility Agent.

9.	Business Division Transaction: Supplement the definition of “Business Division Transaction” so that it also includes any partial demerger.

10.	Tower Assets

(a)	Add a new definition to the Credit Agreement as follows:
“Tower Company” means “a company or other entity whose principal activity relates to Towers Assets and substantially all of whose assets are Towers Assets”.

(b)	Replace the definition of “Towers Assets” referred to in Paragraph 9 of Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) with the following:
“Towers Assets” means:

(a)
all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in UPC Broadband or any other member of the Borrower Group (whether pursuant to title, rights in rem, leases, rights of use, site sharing rights, concession rights or otherwise) and include, without limitation, any and all towers and tower sites under construction;

(b)
all rights (including, without limitation, rights in rem, leases, rights of use, site sharing rights and concession rights), title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land or property on which such towers and tower sites referred to in paragraph (a) above have been or will be constructed or erected or installed;

(c)	all current assets relating to the towers or tower sites and their operation referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(d)
all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works;

(e)
all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above; and

(f)	shares or other interests in Tower Companies.

11.	Borrower Group Excluded Subsidiary: Supplement the definition of “Borrower Group Excluded Subsidiary” so that it also includes any entity which is a Subsidiary of a Borrower Group Excluded Subsidiary.

12.	Permitted Payments:
Amend Clause 19.14 (Restricted Payments) (i) to delete the reference to “€250,000,000” and replace it with “€300,000,000” and (ii) in order that the following words are added to Clause [19.14(c)(xxiv)]: “with any unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the greater of €300,000,000 and 5% of Total

Assets of carried over amounts for any financial year and with any such carried over amounts being used first in the next succeeding financial year.”

(a)
Amend the Permitted Payment referred to at paragraph 14(b) of Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) to delete the reference to “€25,000,000” and to replace it with “€75,000,000”.

13.	Spin-Off: delete the existing definition of Spin-Off at Clause 10.4(b)(x) (Change of Control) and replace it with the following:
“Spin Off” means a transaction by which all outstanding ordinary and/or equity shares of UPC Broadband and any Permitted Affiliate Parent or a Holding Company of UPC Broadband or such Permitted Affiliate Parent directly or indirectly owned by the Ultimate Parent are distributed to (i) all of the Ultimate Parent’s shareholders, or (ii) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a company holding the UPC Broadband’s and any Permitted Affiliate Parent’s shares or such Holding Company shares.

14.	Borrower: delete the existing definition of Borrower and replace it with the following:
“Borrower” means the Original Borrower and any Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29.2 (Transfers by Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Facility Lender pursuant to Clause 7.7 (Affiliates of Borrowers).

15.	Transfers by Obligors: include the following as a new carve out to Clause 29.2(a) (Transfers by Obligors):
“provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly owned Subsidiary of (i) UPC Broadband or (ii) a Permitted Affiliate Parent (as applicable) if UPC Broadband delivers to the Facility Agent:

(a)
a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Borrower Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)
legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security created by the Security Documents as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security were not otherwise subject to immediately prior to such assignment or transfer.”

16.	Sub-participations:

(a)	Include a new definition of Sub-participation as follows:

“Sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” shall be construed accordingly.

(b)
Amend Clause 29.3 (Transfers by Lenders) in order that this clause includes a restriction on sub-participations of rights and obligations and is subject to the same consent regime as for assignments and transfers in accordance with recent Liberty precedent.

(c)	Add a new clause as follows:
“[29.4]     Sub-participation
Notwithstanding anything to the contrary in Clause 29.4 (Transfers by Lenders) there shall be no restrictions on sub-participations provided that:

(a)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under the Finance Documents for any such obligation;

(b)
such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(i)     the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 29 and,

(ii)
prior to entering into the relevant agreement or arrangement, the relevant Lender provides UPC Broadband with full details of that proposed sub-participant and any voting, consultation or other rights to be granted to the sub-participant;

(c)    the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(d)     the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement); and

(e)
the proposed sub-participant will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Finance Documents; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this

Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement).”

(d)	Include the additional provision as follows:
“Clause [29.5] Sub-participant Register

“(a)
In the case of a sub-participation (or any other agreement or arrangement having an economic effect substantially similar to a sub-participation) (in each case, other than any non-voting derivatives (which are not participations) which would otherwise be caught by the definition of “sub-participation”), the person granting the sub-participation (or similar right) shall, acting solely for these purposes as non-fiduciary agent for the Borrower, maintain a register (a “Sub-Participant Register”) on which it enters the name and address of each sub-participant (or person holding the similar right) and the Commitment and obligations (including principal and stated interest) in which each sub-participant (or other person) has an interest or obligation.

(b)
Notwithstanding anything to the contrary hereunder, including without limitation Clause 27 (Evidence and Calculations), the entries in the Sub- Participant Register shall be conclusive absent manifest error, and such person maintaining the Sub-Participant Register shall treat each person whose name is recorded in the Sub-Participant Register as the owner of such sub-participation (or similar right) for all purposes of a Finance Document notwithstanding any notice to the contrary.

(c)
Without prejudice to the other provisions of this Clause 29, no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register to any person (including the identity of any sub-participant or any information relating to a sub-participant’s interest in any Loans, Commitments or other obligations under any Finance Documents) except to the extent that such disclosure to a tax authority is necessary to establish that such Loan, Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder.”

(e)	Delete Clause 29.3(b)(iii) (Transfers by Lenders).

(f)
Amend Clause 29.10 (Register) to (i) clarify that the Facility Agent shall maintain the register solely as the agent of the Borrower by adding the words “, acting solely for this purpose as the agent of the Borrower” before “shall maintain at its address” and (ii) add the following to such Clause:

“Without limitation of any other provision of this Clause 29, no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register.”

17.	Additional Facilities:

(a)	Delete Clause 2.3(c) (Additional Facilities) and replace it with the following:
“Each Lender under an Additional Facility shall become a party to this Agreement and be entitled to share in the Security in accordance with the terms of the Intercreditor Agreement and the Security Documents pari passu with the Lenders under the other Facilities provided that UPC

Broadband and the relevant Lenders may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities or shall not be entitled to share in the Security either in accordance with the terms of the Intercreditor Agreement or pursuant to ancillary intercreditor arrangements.”

(b)	Amend the Additional Facilities Cap as defined in Clause 2.3(g) (Additional Facilities) such that:

(i)
it includes an additional limb for the aggregate amount of any voluntary prepayments of Term Facility Advances that are secured on a pari passu basis with the other Facilities or Advances under Revolving Facilities (to the extent accompanied by a corresponding permanent cancellation of the relevant Revolving Facility Commitments) to the extent the relevant prepayment or cancellation is not funded or effected with any long-term Financial Indebtedness (including Financial Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced with long-term Financial Indebtedness); and

(ii)
UPC Broadband shall have the ability to classify such amounts of Financial Indebtedness on the date of their incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such sub-paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness described in such paragraphs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness, in any manner.

18.	Right of prepayment and cancellation in relation to a single Lender: delete Clause 10.7(c) and replace it with the following:
“UPC Broadband may only exercise its rights under paragraphs (a)(i) and (a)(ii) above, if the circumstance giving rise to the requirement or indemnification continues.”

19.	EBITDA: amend sub-paragraph (j) of the definition of EBITDA by adding the words “principles or” before “policies”.

20.	Credit Facility Excluded Amount: amend the definition of Credit Facility Excluded Amount by deleting “€350,000,000” and replace it with “€400,000,000”.

21.
Permitted Loans: Amend the Permitted Loan referred to at paragraph 16 of Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) to delete the reference to “€25,000,000” and to replace it with “€75,000,000”.

22.	Permitted Security Interests: amend limb (oo) of the definition of “Permitted Security Interest” to delete “€250,000,000” and to replace it with ‘”€300,000,000”.

23.	Margin Stock: delete Clause 18.19 (Margin Stock) and add a new undertaking at Clause 19 (Undertakings) as set out below together with the following definition of “Margin Stock”:

[19.32     Margin Stock]
No Obligor is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used for any purpose that violates Regulation U.
“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

19.
Additional Obligors – Amend the Credit Agreement to provide that any Affiliate of UPC Broadband may accede to the Credit Agreement as a Guarantor in accordance with Clause 29.8 (Additional Obligors) (provided that Security has been granted (in form and substance satisfactory, to the Facility Agent (acting reasonably)) in favour of the Security Agent over 100% of such Affiliate’s shares and all of the rights in relation to loans from any member of the Wider Group (other than such Affiliate and its Subsidiaries or any member of the Borrower Group) to such Affiliate and its Subsidiaries) and that such Affiliate shall be a member of the Borrower Group.

SCHEDULE 10
SEVENTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 10 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Alternative Benchmarks:

(a)	Add the following new definitions to Clause 1.1 (Definitions) as follows:
“Alternative Benchmark Commencement Date” means any Business Day on which the Facility Agent and UPC Broadband agree upon an Alternative Benchmark Rate.
“Alternative Benchmark Rate” means any alternative benchmark rate agreed in writing between the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and UPC Broadband from time to time.

(b)	Replace the definition of “Screen Rate” in Clause 1.1 (Definitions) with the following:
“Screen Rate” means:
(a)    in relation to LIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to LIBOR, the Alternative Benchmark Rate for the relevant currency and period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with UPC Broadband on or about the relevant Alternative Benchmark Commencement Date; and

(b)    in relation to EURIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to EURIBOR, the Alternative Benchmark Rate for Euro for the relevant period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with UPC Broadband on or about the relevant Alternative Benchmark Commencement Date, provided that, in each case, if such page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with UPC Broadband.

2.	ERISA:

(a)	Replace the definition of “ERISA Affiliate” in Clause 1.1 (Definitions) with the following:
“ERISA Affiliate” means any person treated as a single employer with any Obligor under section 414 of the Code.

(b)	Replace the definition of “Plan” in Clause 1.1 (Definitions) with the following:
“Plan” means an “employee benefit plan” as defined in section 3(3) of ERISA, which is subject to Title IV of ERISA:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

(c)	Replace the definition of “Reportable Event” in Clause 1.1 (Definitions) with the following:
“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not waived.

(d)	Amend Clause 18.16 (ERISA) to delete the words “member of the Borrower Group or”.

(e)	Delete Clause 19.26 (ERISA) and replace it with the following:
“19.26 ERISA

(a)	Each Obligor must as soon as reasonably practicable upon becoming aware of it notify the Facility Agent of:

(i)    any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan; and

(iii)	any material non-compliance with any law or regulation relating to any Plan which is or is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(c)
Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.”

(f)	Delete Clause 21.17 (ERISA).

3.	Limited Condition Transaction: amend the definition of “Limited Condition Transaction” in Clause 1.1 (Definitions) to include a third sub-paragraph as follows:
“any Restricted Payment.”

4.	Rollover:

(a)	Add a new definition of “Rollover Loan” in Clause 1.1 (Definitions) as follows:
“Rollover Loan” means:

(a)	a Rollover Advance that is for an amount which is equal to or less than the Maturing Advance in respect of which that Rollover Advance is being drawn to refinance; and

(b)	an Advance in relation to a Revolving Facility:

(i)	made or to be made on the same day that a demand by the Facility Agent pursuant to a drawing in respect of a Documentary Credit is due to be met;

(ii)	the aggregate amount of which is equal to or less than the amount of the relevant claim in respect of that Documentary Credit;

(iii)	in the same currency as the relevant claim in respect of that Documentary Credit; and

(iii)	made or to be made for the purpose of satisfying the relevant claim in respect of that Documentary Credit.

(b)	Amend Clause 4.2 (Further Conditions Precedent):

(i)	to delete the references to “Rollover Advance” and replace them with references to “Rollover Loan”; and

(ii)
in paragraph (c), to delete the following words “provided that the amount of the Maturing Advance is equal to or greater than the amount of that Rollover Advance” and to replace them with the words “or a Documentary Credit which is being renewed pursuant to Clause 6.2 (Renewal of Documentary Credits)”.

(c)	Amend Clause 8.2 (Unavailability of Optional Currency) to delete the reference to “Rollover Advance” and replace it with a reference to “Rollover Loan”.

(d)
Amend the title to Clause 9.2 (Rollover Advances) (and all other references in the Credit Agreement to that title) to refer to “(Rollover)” and further amend it so that the words “and in an amount which is equal to or less than” on the 6th line are deleted.

5.	Cost of Funds:

(a)
Amend paragraph (b) of Clause 14.4 (Cost of Funds) such that it also applies if LIBOR or EURIBOR is to be determined by reference to a Reference Bank Rate or an Alternative Reference Bank Rate and to provide that, in entering into negotiations with UPC Broadband with a view to agreeing a substitute basis for determining the rate of interest, the Facility Agent may act in its sole discretion and will not be required to consult with or seek any consent or instruction from the Lenders or any other Finance Party.

(b)	Delete paragraph (c) of Clause 14.4 (Cost of Funds) and replace it with the following:
“Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and UPC Broadband, be binding on all Parties.”

(c)
Amend paragraph (e) of Clause 14.4 (Cost of Funds) to provide that if a Lender does not supply a quotation by the given time period in paragraph (a)(ii), the rate of interest for that Lender will be the weighted average of the quotations notified to the Facility Agent by the other Lenders.

6.	US Regulations:

(a)	Delete Clause 18.17 (United States Regulations).

(b)	Replace Clause 18.21 (Investment Company Act) with the following:
“No Obligor is required to be registered as an “investment company” under the United States Investment Company Act of 1940.”

(c)	Add a new definition of “Margin Regulations” in Clause 1.1 (Definitions) as follows:
“Margin Regulations” means Regulation T, Regulation U and Regulation X. issued, in each case, by the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

7.	Amendments and Waivers:

(a)	Amend paragraph (e) of Clause 28.2 (Exceptions) to add the following additional limb:

“(iv)    relates to the implementation of any alternative basis for the calculation of interest that is binding on all Parties in accordance with paragraph (c) of Clause 14.4 (Cost of Funds).”

(b)	Amend Clause 28.2 (Exceptions) to include the following additional paragraph:
“If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and UPC Broadband.”

8.
Affiliate Subsidiary: add a new definition of “Affiliate Subsidiary” to Clause 1.1 (Definitions) such that it means any Affiliate of UPC Broadband that accedes to the Credit Agreement as a Guarantor pursuant to the amendments to be made to the Credit Agreement in relation to point 24 of Schedule 9 of this Additional Facility AR Accession Agreement.

9.	Guarantees: amend Clause 19.15 (Loans and guarantees) to:

(a)	Add the words “in respect of Financial Indebtedness only” after the words “no member of the Borrower Group will make any loans, grant any credit or give any guarantee.”

(b)	Add a new paragraph as a carve out as follows:
“any guarantee of any Financial Indebtedness of any Parent that is given by an Affiliate Subsidiary provided that (i) on the date of incurrence of such guarantee the ratio of Total Net Debt to Annualised EBITDA on a pro forma basis would not exceed 5.50:1 (provided that outstanding Total Net Debt for the purpose of calculating such ratio under this paragraph shall include any Financial Indebtedness represented by guarantees by any member of the Borrower Group of Financial Indebtedness of any Parent), (ii) such guarantee is expressed to be subordinated to the liabilities of such Affiliate Subsidiary under the Finance Documents and (iii) no Event of Default is continuing or occurs as a result of such Financial Indebtedness of that Parent being raised or issued.”

10.	Issuer Voting: amend the Credit Agreement to add the following provision:
“Notwithstanding anything to the contrary in any Finance Document or any document entered into for the benefit of any Finance Party, and for the avoidance of doubt, an Affiliate of UPC Broadband that issues any notes, bonds or other securities for the purpose of on-lending the proceeds of such issuance under a Facility and to a Borrower under this Agreement:

(a)
shall be entitled to exercise its voting rights in respect of any request for a consent, waiver or amendment or other vote under any Finance Document in relation to any Commitment (including, for the avoidance of doubt, under any sub-participation agreement or similar agreement in respect of that Commitment) held by it in its sole discretion and in accordance with the terms of any indenture or other document governing such notes, bonds or other securities; and

(b)	shall be entitled to attend any meeting or conference call to which all Lenders are invited to attend or participate; and

(c)
shall not be required to give any undertaking that is contrary to the rights set out     in paragraphs (a) and (b) above, and no breach of any Finance Document will occur as a result of a failure by such an Affiliate to give such an undertaking.”

11.	Spin Parent: delete the following language in paragraph (b)(ii) of Clause 10.4 (Change of Control):
“a Spin-Off, “Controlling Company” will mean the Spin Parent and its successors.”
and replace it with the following:
“a Spin-Off in which LGEF and its successors (or if a Permitted Affiliate Group Designation Date has occurred, the Common Holding Company and its successors) is no longer a Parent of UPC Broadband Holdco (or if a Permitted Affiliate Designation Date has occurred, a common Parent of UPC Broadband Holdco and any Permitted Affiliate Parent), “Controlling Company” will mean a Parent of UPC Broadband Holdco (or if a Permitted Affiliate Designation Date has occurred, a common Parent of UPC Broadband Holdco and any Permitted Affiliate Parent) designated by UPC Broadband Holdco and any successors of such Parent.”

12.	Reporting:

(a)	Delete the definition of GAAP in Clause 1.1 (Definitions) and replace it with the following:
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date on which the Original Borrower Group Financial Statements were prepared (the “OFS Date”); provided that at any date after the OFS Date, UPC Broadband may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election; provided further that for purposes of Clause 19.2 (Financial information) GAAP means generally accepted accounting principles in the United States of America as in effect from time to time.

(b)	Delete the definition of IFRS in Clause 1.1 (Definitions) and replace it with the following:
“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors as in effect as of the OFS Date; provided that at any date after the OFS Date, UPC Broadband may make an irrevocable election to establish that “IFRS” shall mean IFRS as in effect on a date that is on or prior to the date of such election; provided further that for purposes of Clause 19.2 (Financial information) IFRS means the accounting standards issued by the International Accounting Standards Board and its predecessors as in effect from time to time.

(c)	Delete Clause 19.4 (Change in Accounting Principles) in its entirety and replace it with the following:

“(a)	Except as otherwise expressly provided below or in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

(b)
At any time after the OFS Date, UPC Broadband may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS; provided that:

(i)
all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its financial year results under IFRS, the financial statements of the Reporting Entity shall be restated on the basis of IFRS for the year ending immediately prior to the first financial year for which financial statements have been prepared on the basis of IFRS); and

(ii)	from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall, at UPC Broadband’s option:

(A)
continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by paragraphs (a)(i) and (a)(ii) of Clause 19.2 (Financial information) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information); or

(B)
be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the OFS Date, subject to any further election in accordance with the definition of IFRS.

Thereafter, UPC Broadband may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this clause.”

(d)	Amend paragraphs (a)(i) and (a)(ii) of Clause 19.2 (Financial information) to provide that the relevant financial statements or accounts (as applicable) shall be prepared in accordance with GAAP.

13.	Business Division Transactions and Joint Ventures:

(a)	In Clause 1.1 (Definitions):

(i)	amend the definition of “Business Division Transaction” to delete the words “, in each case, where such transaction has the prior approval of the Majority Lenders”; and

(ii)	add the following new definitions:
“Permitted Business Division Transaction” means a Business Division Transaction provided that after giving pro forma effect thereto, an Obligor could incur at least €1.00 of additional Financial Indebtedness pursuant to paragraph (b)(xxii) of Clause 19.13 (Restrictions on Financial Indebtedness).

“Acceptable Joint Venture” means a joint venture, partnership or similar arrangement formed by a member of the Borrower Group (a) by the contribution of some or all of the assets of the Borrower Group pursuant to a Business Division

Transaction to such joint venture, partnership or similar arrangement with one or more persons and/or (b) for the purposes of network and/or infrastructure sharing with one or more Joint Ventures.

(b)	Amend paragraph (c) of Clause 19.14 (Restricted Payments) and Clause 19.15 (Loans and guarantees) to include the following carve outs in each such clause:
        “in relation to any Permitted Business Division Transaction; and

in relation to any Acceptable Joint Venture.”

(c)	Amend sub-paragraphs (c)(xv)(D) of Clause 19.14 (Restricted Payments) and (b)(xvi) of Clause 19.11 (Disposals) such that the word “Permitted” is added before the words “Business Division Transaction”.

14.	Permitted Security Interest: amend the definition of “Permitted Security Interest” in Clause 1.1 (Definitions) to include in addition to the existing “Permitted Security Interests”:
“any Security Interests attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;”

15.
Permitted Acquisitions and Permitted Joint Ventures: delete sub-paragraph (b)(ii) of the definition of Permitted Acquisition in Clause 1.1 (Definitions) and delete sub-paragraph (b)(ii) of the definition of Permitted Joint Venture in Clause 1.1 (Definitions).

16.	Auditors: delete the definition of “Auditors” in Clause 1.1 (Definitions) and replace it with the following:
“Auditors” means KPMG or any other firm appointed by UPC Broadband to act as its auditors.

17.	Additional Facilities: amend paragraph (g) and sub-paragraph (g)(i) of Clause 2.3 (Additional Facilities) to read as follows:
“Subject to paragraph (h) below, the aggregate principal amount of any proposed Additional Facility shall not, at the election of UPC Broadband acting in its sole discretion (x) on the date that the Additional Facility becomes effective (giving pro forma effect to the intended use of proceeds of such Additional Facility and assuming that the entire amount of that Additional Facility is drawn on such date, and provided that an election that this sub-paragraph (x) shall apply may not be made in relation to that Additional Facility if an election that sub-paragraph (y) shall apply has previously been made in relation to that Additional Facility) or (y) on the date of each Utilisation (other than a Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 6.2 (Renewal of Documentary Credits)) of that Additional Facility (giving pro forma effect to the use of proceeds of such Utilisation but not assuming that the entire amount of that Additional Facility is drawn) exceed the aggregate of the sum of:
(i)    an unlimited amount provided that on a pro forma basis Senior Net Debt to     Annualised EBITDA is equal to or less than 4.50:1;
…”

18.	Construction:

(a)	Amend paragraph (a) of Clause 1.2 (Construction) to add the following additional limbs:

(i)
“fair market value” unless otherwise specified, wherever such term is used in this Agreement, may be conclusively established by means of an officer’s certificate or a resolution of the board of directors of UPC Broadband, any Permitted Affiliate Parent or any Affiliate Subsidiary setting out such fair market value as determined by such officer or such board of directors in good faith;

(ii)
any matter being “permitted” under this Agreement or any other Finance Document shall include references to such matters not being prohibited or otherwise being approved under this Agreement or any other such Finance Document; and

(iii)
“consolidated” in connection with the financial position of, financial statements of or accounts of or financial definitions in relation to, the Borrower Group shall be construed to mean that the accounts of any Affiliate Subsidiary shall be combined for the purpose of determining such financial position, financial statements, accounts or financial definitions.

(b)	Amend Clause 1.2 (Construction) to add the following additional paragraphs:

“(h)
No personal liability shall attach to any director, officer or employee of any member of the Wider Group for any representation or statement made by that member of the Wider Group in a certificate signed by such director, officer or employee.”

19.	Increase: amend Clause 2.2 (Increase) to:

(a)	delete sub-paragraphs (a)(i) and (a)(ii); and

(b)	delete sub-paragraph (a)(iii) and replace it with the following:
“(iii)    at the election of UPC Broadband acting in its sole discretion, it shall be a     condition:

(A)
that the aggregate principal amount of any proposed increase in the Commitments shall not exceed, mutatis mutandis, the Additional Facilities Cap on the date that such increase in the Commitments becomes effective (giving pro forma effect to the intended use of proceeds of such increased Commitment and assuming that the entire amount of that increased Commitment is drawn on such date, and provided that an election that this paragraph (A) shall apply may not be made in relation to that increased Commitment if an election that paragraph (B) shall apply has previously been made in relation to that increased Commitment); or

(B)
to any Utilisation (other than a Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 6.2 (Renewal of Documentary Credits)) of that increased Commitment that the aggregate principal amount of that increased Commitment to be drawn would not exceed, mutatis mutandis, the Additional Facilities Cap on the date of that Utilisation (giving pro forma effect to the use of proceeds of such Utilisation but not assuming that the entire amount of that increased Commitment is drawn).”

20.	Increased Costs:
Amend paragraph (a) of Clause 15.1 (Increased Costs) to refer to “ten” Business Days instead of “three” Business Days in the first line.

21.	Compliance Certificate: delete sub-paragraph (a)(iii)(D) of Clause 19.2 (Financial information).

22.	Springing Financial Covenant: amend the covenant set out in Clause 20.2 (Financial Ratio) so that is reads as follows:

“(a)
Subject to Clause 21.5 (Cross default), in the event that on the last day of a Ratio Period the aggregate of the Outstandings under any Revolving Facility (other than Documentary Credits that are cash collateralised or undrawn) and any net indebtedness under each Ancillary Facility exceeds an amount equal to 40 per cent. of the aggregate of the Revolving Facility Commitments and each Ancillary Facility Commitment (the “Financial Ratio Test Condition”), UPC Broadband shall procure that the ratio of Senior Net Debt to Annualised EBITDA on that day (the “Financial Ratio”) shall not exceed 4.75:1 unless otherwise agreed in writing by the Composite Revolving Facility Instructing Group and UPC Broadband.

(b)
If the financial covenant set out in paragraph (a) has been breached for a Ratio Period but is complied with on the last day of the next Ratio Period (either because the Financial Ratio Test Condition is not met for that next Ratio Period or because the Financial Ratio does not exceed 4.75:1 for that next Ratio Period), then, the prior breach of such financial covenant or any Event of Default arising therefrom shall not (or shall be deemed to not) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default unless the Facility Agent has taken any action under Clause 21.20 (Maintenance Covenant Revolving Facility Acceleration) before the delivery of the certificate referred to at Clause 19.2(a)(iii)(B) (Financial information) in respect of that next Ratio Period.”

23.	Cure Provisions: delete Clause 20.4 (Cure provisions) and replace it with the following:

“Clause 20.4	Cure provisions

(a)	UPC Broadband may cure a breach of the financial ratio set out in Clause 20.2 (Financial Ratio) by procuring that:

(i)
additional equity is injected into, and/or additional Subordinated Shareholder Loans are provided to, one or more members of the Borrower Group in an aggregate amount equal to or greater than the amount which if it had been deducted from Senior Net Debt for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)
additional equity is injected into, and/or additional Subordinated Shareholder Loans are provided to, one or more members of the Borrower Group in an aggregate amount equal to or greater than the amount which if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(iii)
Outstandings under any Revolving Facility and/or net indebtedness under any Ancillary Facility are prepaid (from any source selected by UPC Broadband in its sole discretion) in an amount which if such prepayment had occurred immediately prior to the calculation on the last day of the Ratio Period in respect of which the breach arose, the Financial Ratio Test Condition as at the last day of that Ratio Period would not have been met and therefore the financial ratio would not have been required to be tested.

(b)    A cure under this Clause 20.4 will not be effective unless:

(i)
in the case of paragraph (a)(i) or (a)(ii) above, an amount equal to or greater than the required amount of additional equity or the proceeds of any Subordinated Shareholder Loans is received by one or more members of the Borrower Group; or

(ii)
in the case of paragraph (a)(iii) above, the amount of the Outstandings under any Revolving Facility and/or net indebtedness under any Ancillary Facility that are required to be prepaid are so prepaid,

in each case, within 15 Business Days of delivery of the financial statements delivered under Clause 19.2 (Financial information) which show that Clause 20.2 (Financial Ratio) has been breached (the “Cure Period”).

(c)    No cure may be made under this Clause 20.4:

(i)	in respect of more than five Ratio Periods during the life of the Additional Facilities; or

(ii)    in respect of consecutive Ratio Periods.

(d)
UPC Broadband shall make an election (at its sole discretion) by notice to the Facility Agent prior to the end of the Cure Period as to whether a breach of the financial ratio set out in Clause 20.2 (Financial Ratio) shall be cured pursuant to a recalculation as described in either sub-paragraph (a)(i), (a)(ii) or (a)(iii) above.

(e)
If UPC Broadband makes an election for a recalculation as described in sub-paragraphs (a)(i) or (a)(ii) above, it shall be under no obligation to apply the amount of additional equity or the proceeds of any Subordinated Shareholder Loans that are received by one or more members of the Borrower Group in prepayment of the Facilities or for any other specific purpose and such amount will be deemed to be deducted from Senior Net Debt or added to EBITDA for the purposes of Clause 20.2 (Financial Ratio) (as applicable) as at the last day of the relevant Ratio Period.

(f)
If UPC Broadband makes an election for a recalculation as described in sub-paragraph (a)(iii) above, the amount of the Outstandings under any Revolving Facility and/or net indebtedness under any Ancillary Facility that are prepaid shall be deemed to be deducted in the calculation of the Financial Ratio Test Condition for the purposes of Clause 20.2 (Financial Ratio) as at the last day of the relevant Ratio Period.

(g)
For the purpose of ascertaining compliance with Clause 20.2 (Financial Ratio), the Financial Ratio Test Condition and the ratio set out in Clause 20.2 (Financial Ratio), will be tested or retested, as applicable, giving effect to the elections and adjustments referred to in paragraph (d), (e) and (f) above. If, after giving effect to such elections and adjustments, the requirements of Clause 20.2 (Financial Ratio) are met, then the requirements under Clause 20.2 (Financial Ratio) shall be deemed to have been satisfied as at the relevant original date of determination.

(h)
Where a cure is exercised under this Clause 20.4 in respect of a breach of Clause 20.2 (Financial Ratio) for any financial quarter and UPC Broadband makes an election for a recalculation as described in sub-paragraph (a)(ii) above, the amount of additional equity or the proceeds of any Subordinated Shareholder Loans that are received by one or more members of the Borrower Group shall also be added in calculating EBITDA for any future Ratio Period that includes such financial quarter. Any adjustments pursuant to this paragraph will not be treated as a separate cure.”

24.	Permitted Disposal: amend Clause 19.11 (Disposals) to add a new limb in paragraph (b) as follows:
“disposals which constitute the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of any business that is the same as or related, ancillary or complementary to any of the businesses of any member of the Borrower Group on [the amendment and restatement date]) or a combination of such assets, cash and Cash Equivalent Investments between any member of the Borrower Group and another person provided that the relevant member of the Borrower Group receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such disposal) for the assets subject to that disposal;”

25.	Permitted Disposal:

(a)	Amend Clause 19.13 (Restrictions on Financial Indebtedness) to add a new paragraph (e) as follows:
“In the event that any member of the Borrower Group enters into or increases commitments under a revolving credit facility, enters into any commitment to incur or issue Financial Indebtedness or commits to incur any Security Interest pursuant to any leverage based incurrence test in the definition of “Permitted Security Interest,” the incurrence or issuance thereof for all purposes under this Agreement, including without limitation for purposes of calculating any leverage ratio or usage in any of the sub-

paragraphs in paragraph (b) above for borrowings and re-borrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at UPC Broadband’s option, either (i) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Financial Indebtedness, and, if such leverage ratio test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or re-borrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this covenant irrespective of the leverage ratio or other provision of this Agreement at the time of any borrowing or re-borrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or re-borrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this paragraph (i) shall be the “Reserved Indebtedness Amount” and, to the extent of the usage in sub-paragraphs in paragraph (b) above (if any), shall be deemed to be incurred and outstanding under such paragraphs) or (ii) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in the case of sub-paragraph (i) above, UPC Broadband may revoke any such determination at any time and from time to time.”
(b)    Amend the definition of “Senior Debt” in Clause 20.1 (Financial definitions) to include     an additional limb as follows:
“the Reserved Indebtedness Amount”

26.	Related Fund: amend clause 1.1 (Definitions) to delete the definition of “Related Fund” and replace it with the following:
“Related Fund” in relation to a fund or account that, in each case, invests in commercial loans (the “first fund”), means any other fund or account that, in each case, invests in commercial loans which is managed or administered directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund or account that, in each case, invests in commercial loans whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.”

SIGNATORIES

Facility Agent and Security Agent
THE BANK OF NOVA SCOTIA as Facility Agent
By:    AUTHORIZED SIGNATORY
Title:    DIRECTOR

By:    AUTHORIZED SIGNATORY
Title:    MANAGING DIRECTOR

THE BANK OF NOVA SCOTIA as Security Agent
By:    AUTHORIZED SIGNATORY
Title:    DIRECTOR

By:    AUTHORIZED SIGNATORY
Title:    MANAGING DIRECTOR

(Signature Page to AS Accession Agreement)

Company
UPC BROADBAND HOLDING B.V.

By:    AUTHORIZED SIGNATORY
Title:    AUTHORISED SIGNATORY

By:    AUTHORIZED SIGNATORY
Title:    AUTHORISED SIGNATORY

(Signature Page to AS Accession Agreement)

Additional Facility AS Lender
THE BANK OF NOVA SCOTIA

By:    AUTHORIZED SIGNATORY
Title:    DIRECTOR

By:    AUTHORIZED SIGNATORY
Title:    MANAGING DIRECTOR

(Signature Page to AS Accession Agreement)